Boise Cascade Company	Exhibit 99.1
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Investor Relations Contact - Kelly Hibbs 208 384 3638	Media Contact - Lisa Tschampl 208 384 6552

For Immediate Release: August 1, 2022

Boise Cascade Company Reports Second Quarter 2022 Results

BOISE, Idaho - Boise Cascade Company ("Boise Cascade," the "Company," "we," or "our") (NYSE: BCC) today reported net income of $218.1 million, or $5.49 per share, on sales of $2.3 billion for the second quarter ended June 30, 2022, compared with net income of $302.6 million, or $7.62 per share, on sales of $2.4 billion for the second quarter ended June 30, 2021.

    “We recently completed the acquisition of Coastal Plywood Company, and I am pleased to welcome our new associates to the Boise Cascade team. The acquisition represents a major step forward in supporting the growth of our EWP capacity and further leveraging our integrated business model. We are focused on successfully integrating the new operations into our system,” commented Nate Jorgensen, CEO. “Both of our businesses continued to operate well during the second quarter, and our financial results reflect that fact. Economic uncertainty and expectations of softening demand for new residential construction are a reality as we move through the balance of the year. However, our balance sheet remains strong and flexible, and I am confident in our ability to effectively adjust to the economic landscape ahead while still executing upon our organic growth plans.”
Second Quarter 2022 Highlights

	2Q 2022	2Q 2021	% change
	(in thousands, except per-share data and percentages)
Consolidated Results
Sales	$2,278,072	$2,443,161	(7)%
Net income	218,111	302,556	(28)%
Net income per common share - diluted	5.49	7.62	(28)%
Adjusted EBITDA [1]	317,229	430,323	(26)%
Segment Results
Wood Products sales	$536,030	$594,569	(10)%
Wood Products income	154,101	213,761	(28)%
Wood Products EBITDA [1]	167,754	227,889	(26)%
Building Materials Distribution sales	2,131,200	2,172,744	(2)%
Building Materials Distribution income	154,308	206,338	(25)%
Building Materials Distribution EBITDA [1]	161,036	212,255	(24)%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

    In second quarter 2022, total U.S. housing starts increased 3% driven by an increase in multi-family housing starts compared to the same period in 2021. However, single-family housing starts decreased 3% compared to the prior year quarter. On a year-to-date basis through June 2022, total housing starts increased 6%, while single-family housing starts remained flat when compared with the same period in 2021. Single-family housing starts are the key demand driver for our sales.

Wood Products

    Wood Products' sales, including sales to Building Materials Distribution (BMD), decreased $58.6 million, or 10%, to $536.0 million for the three months ended June 30, 2022, from $594.6 million for the three months ended June 30, 2021. The decrease in sales was driven primarily by lower sales prices and sales volumes for plywood and lower sales volumes for I-joists and LVL (collectively referred to as EWP). These decreases were offset partially by higher sales prices for EWP.

    Comparative average net selling prices and sales volume changes for EWP and plywood are as follows:

	2Q 2022 vs. 2Q 2021	2Q 2022 vs. 1Q 2022

Average Net Selling Prices
LVL	45%	8%
I-joists	52%	10%
Plywood	(35)%	(17)%
Sales Volumes
LVL	(3)%	(1)%
I-joists	(8)%	6%
Plywood	(17)%	(11)%

    Wood Products' segment income decreased $59.7 million to $154.1 million for the three months ended June 30, 2022, from $213.8 million for the three months ended June 30, 2021. The decrease in segment income was due primarily to lower plywood sales prices and higher per-unit labor, wood fiber, and other manufacturing costs due in part to lower plywood and EWP sales volumes. These decreases in segment income were offset partially by higher EWP sales prices.

Building Materials Distribution

    BMD's sales decreased $41.5 million, or 2%, to $2,131.2 million for the three months ended June 30, 2022, from $2,172.7 million for the three months ended June 30, 2021. Compared with the same quarter in the prior year, the overall decrease in sales was driven by a sales volume decrease of 4%, offset partially by a sales price increase of 2%. By product line, commodity sales decreased 27%, general line product sales increased 24%, and sales of EWP (substantially all of which are sourced through our Wood Products segment) increased 59%.

    BMD segment income decreased $52.0 million to $154.3 million for the three months ended June 30, 2022, from $206.3 million in the comparative prior year quarter. The decrease in segment income was driven by lower sales volumes and a gross margin decrease of $44.5 million, resulting from a decline in commodity prices during the second quarter 2022. However, the negative impacts from commodity price declines were offset partially by margin improvements for both EWP and general line products. In addition, general and administrative and selling and distribution expenses increased $3.3 million and $2.0 million, respectively.

Recent Developments

    On July 25, 2022, the Company completed the acquisition of Coastal Plywood Company and its plywood manufacturing operations located in Havana, Florida, and Chapman, Alabama, for a purchase price of $517 million, inclusive of estimated working capital at closing of $27 million, which is subject to post-closing adjustments. The Company funded the acquisition and related costs with cash on hand.

Balance Sheet and Liquidity

    Boise Cascade ended second quarter 2022 with $1,033.0 million of cash and cash equivalents and $346.0 million of undrawn committed bank line availability, for total available liquidity of $1,379.0 million. The Company had $445.0 million of outstanding debt at June 30, 2022.

    Excluding acquisitions, we expect capital expenditures in 2022 to total approximately $100 million to $120 million. Our 2022 capital expenditures range includes funding to complete our BMD organic expansions in Ohio, Kentucky, and Minnesota, replacement of a dryer at our Chester, South Carolina, veneer and plywood plant, and initial veneer equipment related spending at the Chapman, Alabama facility. This level of capital expenditures could increase or decrease as a result of several factors, including acquisitions, efforts to further accelerate organic growth, exercise of lease purchase options, our financial results, future economic conditions, availability of engineering and construction resources, and timing and availability of equipment purchases.

Dividends

    On July 28, 2022, our board of directors declared a quarterly dividend of $0.12 per share on our common stock, payable on September 15, 2022, to stockholders of record on September 1, 2022.

    Future dividend declarations, including amount per share, record date and payment date, will be made at the discretion of our board of directors and will depend upon, among other things, legal capital requirements and surplus, our future operations and earnings, general financial condition, material cash requirements, restrictions imposed by our asset-based credit facility and the indenture governing our senior notes, applicable laws, and other factors that our board of directors may deem relevant.

Stock Repurchase Program

    On July 28, 2022, our board of directors authorized the repurchase of an additional 1.5 million shares of our common stock. This increase is in addition to the remaining authorized shares under our prior common stock repurchase program. The total combined authorization is approximately 2.0 million shares and represents approximately 5% of shares outstanding. Share repurchases may be made on an opportunistic basis through open market transactions, privately negotiated transactions, or by other means in accordance with applicable federal securities laws. We are not obligated to purchase any shares, and there is no set date that the program will expire. Our board of directors, at its discretion, may increase or decrease the number of authorized shares or terminate the program at any time.

Outlook

Demand for the products we manufacture, as well as the products we purchase and distribute, is correlated with new residential construction, residential repair-and-remodeling activity and light commercial construction. Consensus forecasts for 2022 single- and multi-family housing starts in the U.S are around 1.6 million units, or essentially flat compared to 2021. We believe that current U.S. demographics and limited new and existing home inventory support this level of housing starts. In addition, the age of U.S. housing stock and elevated levels of homeowner equity provide a favorable backdrop for repair-and-remodel spending. However, recent monetary policy shifts to increase interest rates to combat high levels of inflation have significantly increased mortgage rates and created a great deal of uncertainty broadly across the U.S. economy. As such, we expect the pace of new residential construction in second half of 2022 to slow due to home affordability constraints and a weakening economy. While potentially tempered by an economic slowdown, we anticipate the primary drivers of repair-and-remodeling activity to continue to be supportive of homeowners' further investment in their residences.

As a manufacturer of certain commodity products, we have sales and profitability exposure to declines in commodity product prices and rising input costs. Our distribution business purchases and resells a broad mix of commodity products with periods of increasing prices providing the opportunity for higher sales and increased margins, while declining price environments expose us to declines in sales and profitability. We expect future commodity product pricing and commodity input costs to be volatile in response to economic uncertainties, industry operating rates, transportation constraints or disruptions, net import and export activity, inventory levels in various distribution channels, and seasonal demand patterns. EWP and general line products have historically experienced limited price volatility, but are also subject to price erosion as economic activity slows.

About Boise Cascade

    Boise Cascade Company is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit the Company's website at www.bc.com.

Webcast and Conference Call

    Boise Cascade will host a webcast and conference call to discuss second quarter earnings on Tuesday, August 2, 2022, at 11 a.m. Eastern.

    To join the webcast, go to the Investor Relations section at www.bc.com and select the Event Calendar link. Analysts and investors who wish to ask questions during the Q&A session can register for the call here. Investors are advised to dial in at least 10 minutes prior to the call.

    The archived webcast will be available in the Investor Relations section of Boise Cascade's website.

Use of Non-GAAP Financial Measures

    We refer to the terms EBITDA and Adjusted EBITDA in this earnings release and the accompanying Quarterly Statistical Information as supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States (GAAP). We define EBITDA as income (loss) before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps.

    We believe EBITDA and Adjusted EBITDA are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. We also believe EBITDA and Adjusted EBITDA are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. EBITDA and Adjusted EBITDA, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. The use of EBITDA and Adjusted EBITDA instead of net income (loss) or segment income (loss) have limitations as analytical tools, including: the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

    This press release includes statements about our expectations of future operational and financial performance that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding our Outlook. Statements preceded or followed by, or that otherwise include, the words "believes," "expects," "anticipates," "intends," "project," "estimates," "plans," "forecast," "is likely to," and similar expressions or future or conditional verbs such as "will," "may," "would," "should," and "could" are generally forward-looking in nature and not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that could cause our actual results to differ materially from those projected, including, but not limited to, prices for building products, changes in the competitive position of our products, commodity input costs, the effect of general economic conditions, our ability to efficiently and effectively integrate the Coastal Plywood acquisition, the effect of COVID-19 and related variants, mortgage rates and availability, housing demand, housing vacancy rates, governmental regulations, unforeseen production disruptions, as well as natural disasters. These and other factors that could cause actual results to differ materially from such forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.

Boise Cascade Company
Consolidated Statements of Operations
(in thousands, except per-share data) (unaudited)

	Three Months Ended			Six Months Ended
	June 30		March 31, 2022	June 30
	2022	2021		2022	2021

Sales	$2,278,072	$2,443,161	$2,326,282	$4,604,354	$4,264,477

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,797,948	1,864,523	1,729,896	3,527,844	3,314,957
Depreciation and amortization	20,694	20,420	20,543	41,237	39,959
Selling and distribution expenses	134,279	130,736	146,651	280,930	251,653
General and administrative expenses	27,701	17,988	26,052	53,753	43,250
Other (income) expense, net	375	(281)	(2,488)	(2,113)	(378)
	1,980,997	2,033,386	1,920,654	3,901,651	3,649,441

Income from operations	297,075	409,775	405,628	702,703	615,036

Foreign currency exchange gain (loss)	(499)	147	132	(367)	301
Pension expense (excluding service costs)	(41)	(19)	(171)	(212)	(38)
Interest expense	(6,317)	(6,347)	(6,254)	(12,571)	(12,222)
Interest income	1,385	51	65	1,450	110
Change in fair value of interest rate swaps	394	(25)	2,066	2,460	999
	(5,078)	(6,193)	(4,162)	(9,240)	(10,850)

Income before income taxes	291,997	403,582	401,466	693,463	604,186
Income tax provision	(73,886)	(101,026)	(98,866)	(172,752)	(152,474)
Net income	$218,111	$302,556	$302,600	$520,711	$451,712

Weighted average common shares outstanding:
Basic	39,544	39,442	39,474	39,509	39,399
Diluted	39,763	39,688	39,768	39,762	39,633

Net income per common share:
Basic	$5.52	$7.67	$7.67	$13.18	$11.47
Diluted	$5.49	$7.62	$7.61	$13.10	$11.40

Dividends declared per common share	$2.62	$2.10	$0.12	$2.74	$2.20

Wood Products Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended			Six Months Ended
	June 30		March 31, 2022	June 30
	2022	2021		2022	2021

Segment sales	$536,030	$594,569	$558,944	$1,094,974	$1,026,904

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	351,557	353,916	343,709	695,266	662,524
Depreciation and amortization	13,653	14,128	13,640	27,293	27,474
Selling and distribution expenses	10,349	8,835	9,230	19,579	17,834
General and administrative expenses	5,826	3,872	4,646	10,472	8,191
Other (income) expense, net	544	57	(2,397)	(1,853)	68
	381,929	380,808	368,828	750,757	716,091

Segment income	$154,101	$213,761	$190,116	$344,217	$310,813

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	65.6%	59.5%	61.5%	63.5%	64.5%
Depreciation and amortization	2.5%	2.4%	2.4%	2.5%	2.7%
Selling and distribution expenses	1.9%	1.5%	1.7%	1.8%	1.7%
General and administrative expenses	1.1%	0.7%	0.8%	1.0%	0.8%
Other (income) expense, net	0.1%	—%	(0.4)%	(0.2%)	—%
	71.3%	64.0%	66.0%	68.6%	69.7%

Segment income	28.7%	36.0%	34.0%	31.4%	30.3%

Building Materials Distribution Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended			Six Months Ended
	June 30		March 31, 2022	June 30
	2022	2021		2022	2021

Segment sales	$2,131,200	$2,172,744	$2,111,833	$4,243,033	$3,807,521

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,835,845	1,832,929	1,730,803	3,566,648	3,220,280
Depreciation and amortization	6,728	5,917	6,576	13,304	11,736
Selling and distribution expenses	123,930	121,901	137,421	261,351	233,821
General and administrative expenses	10,558	7,230	11,226	21,784	16,811
Other (income) expense, net	(169)	(1,571)	(85)	(254)	(1,684)
	1,976,892	1,966,406	1,885,941	3,862,833	3,480,964

Segment income	$154,308	$206,338	$225,892	$380,200	$326,557

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	86.1%	84.4%	82.0%	84.1%	84.6%
Depreciation and amortization	0.3%	0.3%	0.3%	0.3%	0.3%
Selling and distribution expenses	5.8%	5.6%	6.5%	6.2%	6.1%
General and administrative expenses	0.5%	0.3%	0.5%	0.5%	0.4%
Other (income) expense, net	—%	(0.1)%	—%	—%	—%
	92.8%	90.5%	89.3%	91.0%	91.4%

Segment income	7.2%	9.5%	10.7%	9.0%	8.6%

Segment Information
(in thousands) (unaudited)

	Three Months Ended			Six Months Ended
	June 30		March 31, 2022	June 30
	2022	2021		2022	2021
Segment sales
Wood Products	$536,030	$594,569	$558,944	$1,094,974	$1,026,904
Building Materials Distribution	2,131,200	2,172,744	2,111,833	4,243,033	3,807,521
Intersegment eliminations	(389,158)	(324,152)	(344,495)	(733,653)	(569,948)
Total net sales	$2,278,072	$2,443,161	$2,326,282	$4,604,354	$4,264,477

Segment income
Wood Products	$154,101	$213,761	$190,116	$344,217	$310,813
Building Materials Distribution	154,308	206,338	225,892	380,200	326,557
Total segment income	308,409	420,099	416,008	724,417	637,370
Unallocated corporate costs	(11,334)	(10,324)	(10,380)	(21,714)	(22,334)
Income from operations	$297,075	$409,775	$405,628	$702,703	$615,036

Segment EBITDA (a)
Wood Products	$167,754	$227,889	$203,756	$371,510	$338,287
Building Materials Distribution	161,036	212,255	232,468	393,504	338,293

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(in thousands) (unaudited)

	June 30, 2022	December 31, 2021

ASSETS

Current
Cash and cash equivalents	$1,032,987	$748,907
Receivables
Trade, less allowances of $2,047 and $2,054	575,601	444,325
Related parties	149	211
Other	16,471	17,692
Inventories	803,607	660,671
Prepaid expenses and other	19,645	14,072
Total current assets	2,448,460	1,885,878

Property and equipment, net	493,817	495,240
Operating lease right-of-use assets	62,302	62,663
Finance lease right-of-use assets	27,768	29,057
Timber deposits	7,828	9,461
Goodwill	60,382	60,382
Intangible assets, net	14,743	15,351
Deferred income taxes	8,760	6,589
Other assets	11,112	8,019
Total assets	$3,135,172	$2,572,640

Boise Cascade Company
Consolidated Balance Sheets (continued)
(in thousands, except per-share data) (unaudited)

	June 30, 2022	December 31, 2021

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$435,843	$334,985
Related parties	1,382	1,498
Accrued liabilities
Compensation and benefits	123,222	128,518
Interest payable	9,890	9,886
Other	198,740	165,859
Total current liabilities	769,077	640,746

Debt
Long-term debt	445,045	444,628

Other
Compensation and benefits	30,031	28,365
Operating lease liabilities, net of current portion	54,867	55,263
Finance lease liabilities, net of current portion	31,000	31,898
Deferred income taxes	25,262	3,641
Other long-term liabilities	14,905	15,480
	156,065	134,647

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 44,815 and 44,698 shares issued, respectively	448	447
Treasury stock, 5,367 shares at cost	(138,909)	(138,909)
Additional paid-in capital	544,748	543,249
Accumulated other comprehensive loss	(917)	(1,047)
Retained earnings	1,359,615	948,879
Total stockholders' equity	1,764,985	1,352,619
Total liabilities and stockholders' equity	$3,135,172	$2,572,640

Boise Cascade Company
Consolidated Statements of Cash Flows
(in thousands) (unaudited)

	Six Months Ended June 30
	2022	2021
Cash provided by (used for) operations
Net income	$520,711	$451,712
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	42,240	40,826
Stock-based compensation	5,403	3,503
Pension expense	212	38
Deferred income taxes	19,287	(10,481)
Change in fair value of interest rate swaps	(2,460)	(999)
Other	(1,987)	1,017
Decrease (increase) in working capital
Receivables	(129,993)	(219,112)
Inventories	(142,936)	(225,006)
Prepaid expenses and other	(7,602)	(7,448)
Accounts payable and accrued liabilities	127,935	248,139
Pension contributions	(794)	(153)
Income taxes payable	4,507	7,253
Other	1,533	1,890
Net cash provided by operations	436,056	291,179

Cash provided by (used for) investment
Expenditures for property and equipment	(40,808)	(31,502)
Proceeds from sales of assets and other	2,864	500
Net cash used for investment	(37,944)	(31,002)

Cash provided by (used for) financing
Borrowings of long-term debt, including revolving credit facility	—	28,000
Payments of long-term debt, including revolving credit facility	—	(28,000)
Dividends paid on common stock	(109,291)	(8,373)
Tax withholding payments on stock-based awards	(3,930)	(2,729)
Other	(811)	(690)
Net cash used for financing	(114,032)	(11,792)

Net increase in cash and cash equivalents	284,080	248,385

Balance at beginning of the period	748,907	405,382

Balance at end of the period	$1,032,987	$653,767

Summary Notes to Consolidated Financial Statements and Segment Information
    The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information presented herein do not include the notes accompanying the Company's Consolidated Financial Statements and should be read in conjunction with the Company’s 2021 Form 10-K and the Company's other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.
(a)EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps. The following table reconciles net income to EBITDA and Adjusted EBITDA for the three months ended June 30, 2022 and 2021, and March 31, 2022, and the six months ended June 30, 2022 and 2021:

	Three Months Ended			Six Months Ended
	June 30		March 31, 2022	June 30
	2022	2021		2022	2021
	(in thousands)
Net income	$218,111	$302,556	$302,600	$520,711	$451,712
Interest expense	6,317	6,347	6,254	12,571	12,222
Interest income	(1,385)	(51)	(65)	(1,450)	(110)
Income tax provision	73,886	101,026	98,866	172,752	152,474
Depreciation and amortization	20,694	20,420	20,543	41,237	39,959
EBITDA	317,623	430,298	428,198	745,821	656,257
Change in fair value of interest rate swaps	(394)	25	(2,066)	(2,460)	(999)
Adjusted EBITDA	$317,229	$430,323	$426,132	$743,361	$655,258

    The following table reconciles segment income and unallocated corporate costs to EBITDA and adjusted EBITDA for the three months ended June 30, 2022 and 2021, and March 31, 2022, and the six months ended June 30, 2022 and 2021:

	Three Months Ended			Six Months Ended
	June 30		March 31, 2022	June 30
	2022	2021		2022	2021
	(in thousands)
Wood Products
Segment income	$154,101	$213,761	$190,116	$344,217	$310,813
Depreciation and amortization	13,653	14,128	13,640	27,293	27,474
EBITDA	$167,754	$227,889	$203,756	$371,510	$338,287

Building Materials Distribution
Segment income	$154,308	$206,338	$225,892	$380,200	$326,557
Depreciation and amortization	6,728	5,917	6,576	13,304	11,736
EBITDA	$161,036	$212,255	$232,468	$393,504	$338,293

Corporate
Unallocated corporate costs	$(11,334)	$(10,324)	$(10,380)	$(21,714)	$(22,334)
Foreign currency exchange gain (loss)	(499)	147	132	(367)	301
Pension expense (excluding service costs)	(41)	(19)	(171)	(212)	(38)
Change in fair value of interest rate swaps	394	(25)	2,066	2,460	999
Depreciation and amortization	313	375	327	640	749
EBITDA	(11,167)	(9,846)	(8,026)	(19,193)	(20,323)
Change in fair value of interest rate swaps	(394)	25	(2,066)	(2,460)	(999)
Corporate adjusted EBITDA	$(11,561)	$(9,821)	$(10,092)	$(21,653)	$(21,322)

Total Company adjusted EBITDA	$317,229	$430,323	$426,132	$743,361	$655,258